Exhibit 99.1

NEWS RELEASE DATED 7-13-2004

For Additional Information, Contact: Robert O. Bratton, Chief Financial Officer (704) 688-4473
or
Jan H. Hollar,
Director of Finance (704)688-4467

FOR IMMEDIATE RELEASE
July 13, 2004

First Charter Announces Improved Second Quarter Earnings

Charlotte, North Carolina — First Charter Corporation (NASDAQ: FCTR) today reported second quarter 2004 earnings of $10.3 million or $0.34 per diluted share compared to a net loss of $4.2 million, or $0.14 per diluted share, for the same period in 2003. For the first half of 2004, First Charter reported earnings of $19.5 million, or $0.65 per diluted share, compared to earnings of $5.7 million, or $0.19 per diluted share, for the same period in 2003. Earnings for the three and six months ended June 30, 2003 were impacted by a higher provision for loan losses primarily attributable to the sale of $60.9 million of nonaccruing and accruing higher risk loans.

Loan and deposit growth remained strong during the second quarter of 2004, as gross loans increased at an annualized rate of 12 percent and deposits increased at an annualized rate of 14 percent. Asset quality trends remained stable during the quarter, with nonperforming assets remaining at 0.79 percent of loans and other real estate owned, while 30 day past due loans decreased to 0.47 percent of loans. The Corporation continued to experience increased revenue growth in financial management, insurance services, brokerage services and service charges compared to the second quarter of 2003. In addition, the Corporation continued to realize the benefits resulting from the refinancing of fixed term advances during 2003 and certain asset-liability management transactions entered into during 2004 as interest expense decreased 22 percent.

“The Community Banking Strategy at First Charter is working,” said Lawrence M. Kimbrough, President and Chief Executive Officer. “Our daily determination to deliver exceptional service is recognized by our customers and they have rewarded us with steady growth in deposits, loans and fees.”

Summary

Second Quarter 2004 compared to Second Quarter 2003

•	Net interest income increased $4.0 million or 15 percent.

•	Provision for loan losses decreased $17.5 million or 90 percent.

•	Service charges increased $0.8 million or 14 percent.

•	Financial management income increased $1.1 million or 217 percent.

•	Brokerage services income increased $0.1 million or 11 percent.

•	Insurance services income increased $0.4 million or 18 percent.

•	Noninterest expense decreased $5.3 million or 16 percent.

Second Quarter 2004 compared to First Quarter 2004

•	Gross loans and loans held for sale increased $77.0 million or 3 percent.

•	Average earning assets increased $110.4 million or 3 percent.

•	Transaction based deposits increased $69.6 million or 5 percent.

•	Average deposits increased $111.2 million or 5 percent.

•	Net interest margin decreased 13 basis points to 3.06 percent.

•	Provision for loan losses decreased $1.0 million or 33 percent.

•	Service charges increased $0.7 million or 13 percent.

•	Mortgage loan fees increased $0.2 million or 39 percent.

•	Insurance services income decreased $0.4 million or 13 percent.

•	Noninterest expense decreased $0.6 million or 2 percent.

Year-to-Date 2004 compared to Year-to-Date 2003

•	Average loans and loans held for sale increased $160.6 million or 7 percent.

•	Average earning assets increased $378.4 million or 11 percent.

•	Average deposits increased $42.6 million or 2 percent.

•	Net interest margin increased 9 basis points to 3.12 percent.

•	Provision for loan losses decreased $16.5 million or 77 percent.

•	Service charges increased $1.3 million or 12 percent.

•	Financial management income increased $2.0 million or 186 percent.

•	Mortgage loan fees decreased $0.2 million or 16 percent.

•	Brokerage services income increased $0.6 million or 44 percent.

•	Insurance services income increased $1.0 million or 21 percent.

•	Noninterest expense decreased $3.0 million or 5 percent.

Key Customer Indicators

•	Second quarter 2004 customer service quality score was 83 percent very satisfied.

•	During the first half of 2004, 19,779 new checking accounts were opened.

•	During the first half of 2004, core households increased 7,797.

•	Customer retention ratio as of June 30, 2004 was 85 percent.

Financial Highlights

	For the Three Months		For the Six Months
	Ended June 30		Ended June 30
Earnings (Dollars in thousands, except per share data)	2004	2003	2004	2003
Total revenues	$44,922	$46,254	$89,960	$88,376
Net income (loss)	10,255	(4,204)	19,495	5,742
Diluted earnings (loss) per share	0.34	(0.14)	0.65	0.19
Return on average assets	0.96%	(0.42)%	0.92%	0.30%
Return on average equity	13.90	(5.18)	13.07	3.56
Efficiency-taxable equivalent ratio(*)	61.66	85.65	62.13	73.72

*	- Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

	June 30	December 31	Increase (Decrease)
Balance Sheet (Dollars in thousands)	2004	2003	Amount	Percentage
Loans held for sale	$26,768	$5,137	$21,631	421.05%
Loans, net	2,321,986	2,227,030	94,956	4.26
Investments	1,604,585	1,601,900	2,685	0.17
Total assets	4,339,213	4,206,693	132,520	3.15
Demand, savings and money market deposits	1,383,211	1,237,726	145,485	11.75
Total deposits	2,594,765	2,427,897	166,868	6.87
Other borrowings	1,410,481	1,432,200	(21,719)	(1.52)
Shareholders’ equity	283,781	299,439	(15,658)	(5.23)

	June 30	June 30	Increase (Decrease)
Average Balances (Dollars in thousands)	2004	2003	Amount	Percentage
Loans held for sale	$10,651	$23,632	$(12,981)	(54.93)%
Loans, net	2,295,854	2,122,314	173,540	8.18
Investments	1,614,000	1,354,558	259,442	19.15
Total assets	4,263,381	3,893,661	369,719	9.50
Total deposits	2,492,291	2,449,733	42,558	1.74
Other borrowings	1,427,342	1,067,555	359,787	33.70
Shareholders’ equity	299,848	325,699	(25,851)	(7.94)

Net Interest Income/Margin

Second Quarter

Net interest income increased $4.0 million, or 15 percent, to $30.0 million compared to the second quarter of 2003. The increase was primarily due to a $4.2 million decrease in interest expense resulting from (a) a shift in funding sources from higher-cost retail certificates of deposit to lower-cost transaction based accounts, (b) the benefits from the refinancing of $50 million and $81 million of fixed-term advances in the second quarter and fourth quarter of 2003, respectively, and (c) the benefits from certain asset-liability management transactions entered into during the first half of 2004. Net interest income was also impacted by a $0.3 million decrease in interest income due mainly to lower yields on earning assets resulting from the continued effects of the low interest rate environment.

The net interest margin increased to 3.06 percent in the second quarter of 2004 from 2.92 percent for the same period in 2003 as rates paid on interest bearing liabilities declined faster than yields earned on interest bearing assets.

Year-to-Date

Net interest income increased $7.8 million, or 15 percent, to $60.4 million compared to the same period in 2003. The increase was primarily due to an $8.2 million decrease in interest expense due to (a) a shift in funding sources from higher-cost retail certificates of deposit to lower-cost transaction based accounts, (b) the benefits from the refinancing of $50 million and $81 million of fixed-term advances in the second quarter and fourth quarter of 2003, respectively, and (c) the benefits from certain asset-liability management transactions entered into during the first half of 2004. Net interest income was also impacted by a $0.6 million decrease in interest income due mainly to lower yields on earning assets resulting from the continued effects of the low interest rate environment.

The net interest margin for the six months ended June 30, 2004 increased to 3.12 percent from 3.03 percent for the same period in 2003 as rates paid on interest bearing liabilities declined faster than yields earned on interest bearing assets.

Noninterest Income

Second Quarter

Noninterest income decreased $5.3 million to $14.9 million compared to the second quarter of 2003. Gains on the sale of securities of $0.5 million were recognized in the second quarter of 2004 compared to $8.3 million in 2003, representing a decrease of $7.8 million. In addition, trading gains of $0.4 million were recognized in the second quarter of 2003. These decreases in noninterest income were partially offset by a $1.1 million increase in financial management income primarily due to (a) the acquisition of a third party benefits administrator in the third quarter of 2003, (b) a $0.8 million increase in service charges, (c) a $0.5 million increase in other noninterest income due to growth in ATM, debit card and other miscellaneous fees, and (d) a $0.4 million increase in insurance services income primarily due the acquisition of two insurance agencies in the third and fourth quarter of 2003.

Year-to-Date

Noninterest income decreased $6.2 million to $29.6 million compared to the same period in 2003. Gains on the sale of securities of $0.8 million were recognized in the first half of 2004 compared to $9.5 million in 2003, representing a decrease of $8.7 million. Gains totaling $2.2 million from the sale of the Corporation’s credit card portfolio and $1.6 million of trading gains were recognized in the first half of 2003. These decreases in noninterest income were partially offset by a (a) $2.0 million increase in financial management income primarily due to the acquisition of a third party benefits administrator in the third quarter of 2003, (b) a $1.3 million increase in service charges, (c) a $1.0 million increase in other noninterest income due to growth in ATM, debit card and other miscellaneous fees, (d) a $1.0 million increase in insurance services income primarily due the acquisition of two insurance agencies in the third and fourth quarter of 2003, and (e) a $0.6 million increase in brokerage services income. In addition, gains totaling $0.8 million from the sale of bank property were recognized in the first half of 2004.

Noninterest Expense

Second Quarter

Noninterest expense decreased $5.3 million to $27.7 million compared to the second quarter of 2003. The decrease was due to $7.4 million of prepayment costs associated with refinancing $50 million in fixed term advances in the second quarter of 2003 which did not recur in 2004. In addition, professional fees decreased $0.9 million primarily due to second quarter 2003 fees associated with the previously mentioned sale of $60.9 million of nonaccruing and accruing higher risk loans. These decreases were partially offset by a $1.8 million increase in salaries and employee benefits due to additional personnel, including the acquisition of a third party benefits administrator and two insurance agencies and increased incentive compensation accruals.

Year-to-Date

Noninterest expense decreased $3.0 million to $56.0 million compared to the first half of 2003. The decrease was due to $7.4 million of prepayment costs associated with refinancing $50 million in fixed term advances in the second quarter of 2003 which did not recur in 2004. This decrease was partially offset by a $3.1 million increase in salaries and employee benefits due to additional personnel, including the acquisition of a third party benefits administrator and two insurance agencies and increased incentive compensation accruals.

Efficiency Ratio

The efficiency ratio decreased to 62.1 percent compared to 73.7 percent for the first half of 2003. A significant portion of the decrease relates to the second quarter 2003 costs associated with the prepayment of fixed term advances. The calculation of the efficiency ratio excludes gains on sale of securities of $0.8 million and $9.5 million for the six months ended June 30, 2004 and 2003, respectively.

Income Tax Expense

Second Quarter

Total income tax expense for the second quarter of 2004 was $5.0 million compared to an income tax benefit of $2.0 million for the second quarter of 2003. The increase in the effective tax rate for 2004 was due to an increase in projected taxable income relative to nontaxable adjustments.

Year-to-Date

The income tax expense for the first half of 2004 amounted to $9.5 million for an effective tax rate of 32.7 percent compared to $2.1 million for an effective tax rate of 26.5 percent the first half of 2003. The increase in the effective tax rate for 2004 was due to an increase in projected taxable income relative to nontaxable adjustments.

Loans Held for Sale

Loans held for sale consist primarily of 15 and 30 year residential mortgage loans which the Corporation intends to sell as whole loans or securitize to improve its liquidity position. Loans held for sale increased to $26.8 million at June 30, 2004 as compared to $5.1 million at December 31, 2003. During the first half of 2004, $21.3 million of residential mortgage loans were securitized and moved to securities available for sale.

Loans

Gross loans increased $95.4 million to $2.35 billion at June 30, 2004 as compared to $2.25 billion at December 31, 2003. The growth in loans was primarily due to a $54.7 million increase in home equity loans, a $44.3 million increase in commercial real estate loans, and a $34.3 million increase in primarily adjustable rate mortgage loans. These increases were partially offset by a $26.2 million and an $8.2 million decrease in construction and consumer loans, respectively. In addition, $6.4 million of nonaccruing and accruing higher risk residential mortgage loans were sold to investors during the first quarter of 2004 and $45.7 million of primarily fixed rate mortgage loans originated in the first half of 2004 were classified as held for sale.

Securities

The securities available for sale portfolio remained essentially unchanged at $1.60 billion at June 30, 2004 as compared to December 31, 2003. The securities available for sale portfolio was impacted by an increase in the unrealized net losses in the portfolio due to a rise in interest rates across the yield curve. Unrealized net losses on securities available for sale were $30.8 million at June 30, 2004 compared to unrealized net gains of $10.1 million at December 31, 2003. The decrease in the securities available for sale portfolio was partially offset by the securitization of $21.3 million of residential mortgage loans during the second quarter.

Deposits

The Corporation’s CHecking Account Marketing Program (CHAMP) continues to attract new customers and deposits. During the first half of 2004, 19,779 new checking accounts were opened. In addition, during the first quarter of 2004 the Corporation introduced a new money market account, the Performance Plus Account. This product has generated $228.0 million of deposits as of June 30, 2004. The emphasis of these programs is to develop new customer relationships, to shift our funding mix towards lower-cost funding sources and to generate additional fee income opportunities.

Total deposits increased $166.9 million, or 7 percent, to $2.59 billion at June 30, 2004 compared to $2.43 billion at December 31, 2003. The increase in deposits was due to a $93.0 million increase in money market accounts, a $52.5 million increase in low-cost interest checking, savings and noninterest bearing deposits. Also, as a result of the Corporation’s strategy of shifting the funding mix, lower-cost brokered certificates of deposit increased $65.6 million, while higher-cost retail certificates of deposit decreased $44.2 million.

Interest Rate Swaps

In the first half of 2004, the Corporation entered into a series of interest rate swap agreements. The interest rate swap agreements currently allow the Corporation to swap higher fixed rate interest payments on long-term FHLB advances for lower variable rate payments. During the first half of 2004, the interest rate swaps resulted in the Corporation receiving interest at an average fixed rate of 5.16 percent and paying interest at an average variable rate of 3.00 percent, for an average period of 5.9 years on a notional amount of $222 million.

As a result of swapping $222 million of fixed rate debt payments for variable rate payments, the Corporation’s balance sheet would become liability sensitive. Therefore, as part of the Corporation’s asset/liability management strategy of preserving the asset sensitive nature of the Corporation’s balance sheet, the Corporation replaced $255 million of existing FHLB floating rate overnight borrowings with fixed rate FHLB advances with maturities of one to three years.

Shareholders’ Equity

Shareholders’ equity at June 30, 2004 decreased to $283.8 million, representing 6.54 percent of period-end assets compared to $299.4 million or 7.12 percent of period-end assets at December 31, 2003. The after-tax unrealized loss on available for sale securities was $18.8 million at June 30, 2004 compared to an after-tax unrealized gain of $6.2 million at December 31, 2003. The change was due to an increase in rates across the yield curve. At June 30, 2004, the book value per share was $9.53. Based on the $21.79 closing price of First Charter Corporation common stock at June 30, 2004, the Corporation had a market capitalization of $648.7 million.

Provision for Loan Losses

The provision for loan losses decreased to $2.0 million for the three months ended June 30, 2004 compared to $19.5 million for the same year ago period. The provision for loan losses for the six months ended June 30, 2004 amounted to $5.0 million compared to $21.5 million for the same year ago period. The decrease in the provision for loan losses was primarily attributable to the previously mentioned sale of $60.9 million of nonaccruing and accruing higher risk loans in the second quarter of 2003.

In addition, certain residential rental property loans totaling $12.9 million identified in the second quarter of 2003 resulted in the Corporation increasing the provision for loan losses by approximately $2.4 million during that period. At June 30, 2004, there were 115 of these loans remaining with a balance of $7.6 million.

Net Charge-Offs

Second Quarter

Net charge-offs for the three months ended June 30, 2004 amounted to $1.7 million, or 0.29 percent of average loans, compared to $2.1 million, or 0.39 percent of average loans for the same 2003 period. Net charge-offs benefited from a $0.6 million commercial loan recovery during the second quarter of 2004.

Year-to-Date

Net charge-offs for the six months ended June 30, 2004 amounted to $4.0 million, or 0.35 percent of average loans compared to $4.3 million, or 0.41 percent of average loans for the same 2003 period. Net charge-offs benefited from a $0.6 million commercial loan recovery during the second quarter of 2004.

Nonperforming Assets

Nonaccrual loans at June 30, 2004 decreased to $12.5 million compared to $14.9 million at December 31, 2003. The decrease includes the sale of $2.1 million of nonaccrual mortgage loans in the first quarter of 2004. OREO decreased to $6.2 million at June 30, 2004 from $6.8 million at December 31, 2003.

Asset Quality Ratios

As a result of the Corporation’s continued focus on asset quality and the initiatives taken in 2003 and in the first half of 2004, our asset quality ratios remain strong as evidenced in the following table.

Asset Quality(1)

	June 30	March 31	December 31	September 30	June 30
	2004	2004	2003	2003	2003
Past Due Ratio
Past due loans over 30 days as a percentage of loans	0.47%	0.64%	1.04%	0.71%	0.67%
Nonaccrual Loans
Nonaccrual loans as a percentage of loans	0.53%	0.52%	0.66%	0.64%	0.54%
Nonperforming Assets
Nonperforming assets as a percentage of loans and other real estate owned	0.79%	0.79%	0.96%	0.95%	0.87%
Charge-offs
Net charge-offs as a percentage of average loans-annualized	0.29%	0.41%	0.35%	0.40%	0.39%
Allowance for Loan Losses
Allowance for loan losses as a percentage of loans	1.11%	1.13%	1.14%	1.14%	1.15%
Allowance for loan losses as a percentage of nonaccrual loans	208%	217%	172%	179%	212%

(1)	Excludes loans held for sale.

Allowance for Loan Losses

The allowance for loan losses as a percentage of total loans decreased to 1.11 percent at June 30, 2004 compared to 1.14 percent at December 31, 2003. The allowance for loan losses decreased primarily due to improved asset quality trends as well as a change in the mix of the loan portfolio towards 1-4 family mortgages and home equity lines of credit. This type of secured lending generally carries lower credit risk and thus requires lower allocations in our allowance model. First Charter monitors the adequacy of the allowance for loan losses to cover inherent losses in the loan portfolio through the use of a loan loss migration model. Management believes the Corporation is adequately reserved based on its assessment of its credit risk profile.

Conference Call

First Charter executive management will be available via telephone conference to discuss the contents of this press release, present growth and earnings estimates for the third quarter and the remainder of 2004 on Tuesday, July 13, 2004 at 11:00 a.m. The following table outlines access information for the conference call and internet/audio replay:

	US/Canada Participants	International Participants
Live Conference Call	800-379-3953 ID # 8498472	706-679-5254 ID # 8498472

Internet Live and Replay	www.FirstCharter.com “Investor Relations” section SHOW # 174965	www.FirstCharter.com “Investor Relations” section SHOW # 174965

Audio Replay	800-642-1687 ID # 8498472	706-645-9291 ID # 8498472

Corporate Profile

First Charter Corporation is a regional financial services company with assets of $4.3 billion and is the holding company for First Charter Bank. First Charter operates 54 financial centers, six insurance offices and 93 ATMs located in 18 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements

This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected results in connection with the implementation of our business plan and strategic initiatives are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the Corporation does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the Corporation is engaged; (9) regulatory compliance cost increases are greater than expected; and (10) decisions to change the business mix of the Corporation. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The Corporation undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

(Selected financial information is attached)

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Six Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	6/30/2004	6/30/2003	Amount	Percentage
BALANCE SHEET
ASSETS:
Cash and due from banks	$94,749	$103,199	$(8,450)	(8.2)%
Federal funds sold	1,960	1,233	727	59.0
Interest earning bank deposits	19,513	38,308	(18,795)	(49.1)
Securities available for sale	1,604,585	1,518,918	85,667	5.6
Loans held for sale	26,768	45,311	(18,543)	(40.9)
Loans
Commercial Real Estate	768,637	765,303	3,334	0.4
Commercial Non Real Estate	208,587	212,753	(4,166)	(2.0)
Construction	332,031	209,926	122,105	58.2
Mortgage	315,005	257,236	57,769	22.5
Consumer	276,236	271,734	4,502	1.7
Home equity	447,739	347,716	100,023	28.8

Total loans	2,348,235	2,064,668	283,567	13.7
Less: Unearned income	(197)	(209)	12	(5.7)
Allowance for loan losses	(26,052)	(23,644)	(2,408)	10.2

Loans, net	2,321,986	2,040,815	281,171	13.8

Other assets	269,652	240,750	28,902	12.0

Total assets	$4,339,213	$3,988,534	$350,679	8.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$368,738	$341,176	$27,562	8.1%
Interest checking and savings	450,950	409,415	41,535	10.1
Money market deposits	563,523	535,021	28,502	5.3
Time deposits	1,211,554	1,272,937	(61,383)	(4.8)

Total deposits	2,594,765	2,558,549	36,216	1.4
Other borrowings	1,410,481	1,076,595	333,886	31.0
Other liabilities	50,186	39,474	10,712	27.1

Total liabilities	4,055,432	3,674,618	380,814	10.4

Total shareholders’ equity	283,781	313,916	(30,135)	(9.6)

Total liabilities and shareholders’ equity	$4,339,213	$3,988,534	$350,679	8.8%

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,306,505	$2,145,946	$160,559	7.5%
Securities	1,614,000	1,354,558	259,442	19.2
Interest earning assets	3,940,172	3,561,743	378,429	10.6
Assets	4,263,381	3,893,661	369,720	9.5
Deposits	2,492,291	2,449,733	42,558	1.7
Interest bearing liabilities	3,572,821	3,212,849	359,972	11.2
Shareholders’ equity	299,848	325,699	(25,851)	(7.9)

	As of / For the Quarter Ended
	6/30/2004	3/31/2004	12/31/2003	9/30/2003	6/30/2003
MISCELLANEOUS INFORMATION
Common stock prices (daily close)
High	$21.89	$21.68	$21.20	$20.40	$19.56
Low	20.05	19.52	19.27	17.04	16.69
End of period	21.79	21.14	19.55	19.60	17.59
Book Value	9.53	10.38	10.08	10.20	10.55
Market Capitalization	648,666,205	628,876,525	581,029,187	581,005,034	523,475,726
Weighted average shares - basic	29,763,619	29,738,553	29,685,088	29,672,137	29,801,059
Weighted average shares - diluted	30,067,462	30,029,056	29,685,088	29,904,440	29,801,059
End of period shares outstanding	29,768,986	29,748,180	29,720,163	29,643,114	29,759,848

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended
(Dollars in thousands, except per share data)	6/30/2004	3/31/2004	12/31/2003	9/30/2003	6/30/2003
BALANCE SHEET
ASSETS:
Cash and due from banks	$94,749	$75,040	$88,564	$84,468	$103,199
Federal funds sold	1,960	1,723	1,311	2,004	1,233
Interest earning bank deposits	19,513	17,951	23,631	42,560	38,308
Securities available for sale	1,604,585	1,622,967	1,601,900	1,603,262	1,518,918
Loans held for sale	26,768	17,969	5,137	14,784	45,311
Loans
Commercial Real Estate	768,637	749,355	724,340	732,434	765,303
Commercial Non Real Estate	208,587	210,010	212,010	199,412	212,753
Construction	332,031	346,109	358,217	275,005	209,926
Mortgage	315,005	288,505	280,748	258,927	257,236
Consumer	276,236	271,686	284,448	279,512	271,734
Home equity	447,739	414,410	393,041	364,191	347,716

Total loans	2,348,235	2,280,075	2,252,804	2,109,481	2,064,668
Less: Unearned income	(197)	(209)	(167)	(190)	(209)
Allowance for loan losses	(26,052)	(25,736)	(25,607)	(23,953)	(23,644)

Loans, net	2,321,986	2,254,130	2,227,030	2,085,338	2,040,815

Other assets	269,652	258,081	259,120	255,551	240,750

Total assets	$4,339,213	$4,247,861	$4,206,693	$4,087,967	$3,988,534

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$368,738	$353,133	$326,679	$337,409	$341,176
Interest checking and savings	450,950	454,024	440,496	425,219	409,415
Money market deposits	563,523	506,504	470,551	534,148	535,021
Time deposits	1,211,554	1,193,781	1,190,171	1,184,806	1,272,937

Total deposits	2,594,765	2,507,442	2,427,897	2,481,582	2,558,549
Other borrowings	1,410,481	1,377,374	1,432,200	1,261,412	1,076,595
Other liabilities	50,186	54,308	47,157	42,710	39,474

Total liabilities	4,055,432	3,939,124	3,907,254	3,785,704	3,674,618

Total shareholders’ equity	283,781	308,737	299,439	302,263	313,916

Total liabilities and shareholders’ equity	$4,339,213	$4,247,861	$4,206,693	$4,087,967	$3,988,534

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,339,435	$2,273,575	$2,188,643	$2,130,236	$2,179,291
Securities	1,637,918	1,590,083	1,585,679	1,560,430	1,412,491
Interest earning assets	3,995,390	3,884,954	3,792,383	3,730,688	3,648,447
Assets	4,316,360	4,210,401	4,158,189	4,062,106	3,981,461
Deposits	2,547,909	2,436,673	2,496,810	2,543,301	2,519,240
Interest bearing liabilities	3,610,337	3,535,305	3,431,144	3,381,916	3,286,646
Shareholders’ equity	296,699	303,722	304,097	303,186	325,728

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	For the Three Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	6/30/2004	6/30/2003	Amount	Percentage
INCOME STATEMENT
Interest income - taxable equivalent	$45,375	$45,689	$(314)	(0.7)%
Interest expense	14,874	19,102	(4,228)	(22.1)

Net interest income - taxable equivalent	30,501	26,587	3,914	14.7
Less: taxable equivalent adjustment	469	548	(79)	(14.4)

Net interest income	30,032	26,039	3,993	15.3
Provision for loan losses	2,000	19,492	(17,492)	(89.7)

Net interest income after provision for loan losses	28,032	6,547	21,485	328.2
Noninterest income	14,890	20,215	(5,325)	(26.3)
Noninterest expense	27,685	32,988	(5,303)	(16.1)

Income before income taxes	15,237	(6,226)	21,463	(344.7)
Income tax expense (benefit)	4,982	(2,022)	7,004	(346.4)

Net income (loss)	$10,255	$(4,204)	$14,459	(343.9)%

EARNINGS (LOSS) PER SHARE DATA
Basic	$0.34	$(0.14)	$0.48	(342.9)%
Diluted	0.34	(0.14)	0.48	(342.9)
Weighted average shares - basic	29,763,619	29,801,059
Weighted average shares - diluted	30,067,462	29,801,059
Dividends paid on common shares	$0.185	$0.185	$—	—%

PERFORMANCE RATIOS
Return on average assets	0.96%	(0.42)%
Return on average equity	13.90	(5.18)
Efficiency - taxable equivalent (*)	61.66	85.65

	For the Three Months Ended
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS	6/30/2004	6/30/2003
Noninterest income
Gain on sale of securities	$494	$8,286
Equity method investment loss	(76)	(276)
Trading (losses) gains	(5)	432
Noninterest expense
Prepayment costs on borrowings	—	(7,366)

Notes: Applicable ratios are annualized.

*	- Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries Quarterly Earnings Release	(NASDAQ: FCTR)

	For the Six Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	6/30/2004	6/30/2003	Amount	Percentage
INCOME STATEMENT
Interest income - taxable equivalent	$91,112	$91,706	$(594)	(0.6)%
Interest expense	29,731	37,887	(8,156)	(21.5)

Net interest income - taxable equivalent	61,381	53,819	7,562	14.1
Less: taxable equivalent adjustment	976	1,197	(221)	(18.5)

Net interest income	60,405	52,622	7,783	14.8
Provision for loan losses	5,000	21,543	(16,543)	(76.8)

Net interest income after provision for loan losses	55,405	31,079	24,326	78.3
Noninterest income	29,555	35,754	(6,199)	(17.3)
Noninterest expense	55,993	59,021	(3,028)	(5.1)

Income before income taxes	28,967	7,812	21,155	270.8
Income taxes	9,472	2,070	7,402	357.6

Net income	$19,495	$5,742	$13,753	239.5%

EARNINGS PER SHARE DATA
Basic	$0.65	$0.19	$0.46	242.1%
Diluted	0.65	0.19	0.46	242.1
Weighted average shares - basic	29,765,952	29,903,170
Weighted average shares - diluted	30,061,529	30,079,806
Dividends paid on common shares	$0.370	$0.370	$—	—%

PERFORMANCE RATIOS
Return on average assets	0.92%	0.30%
Return on average equity	13.07	3.56
Efficiency - taxable equivalent (*)	62.13	73.72

	For the Six Months Ended
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS	6/30/2004	6/30/2003
Noninterest income
Gain on sale of securities	$820	$9,512
Gain on sale of credit card loans	—	2,213
Equity method investment loss	(300)	(376)
Trading gains	104	1,596
Gain on sale of properties	777	—
Noninterest expense
Prepayment costs on borrowings	—	(7,366)

Notes: Applicable ratios are annualized

*	- Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended
(Dollars in thousands, except per share data)	6/30/2004	3/31/2004	12/31/2003	9/30/2003	6/30/2003
INCOME STATEMENT
Interest income - taxable equivalent
Interest and fees on loans	$29,373	$29,291	$29,282	$29,042	$30,593
Interest on securities	15,960	16,399	15,743	14,625	14,931
Other interest income	42	47	38	97	165

Total interest income - taxable equivalent	45,375	45,737	45,063	43,764	45,689

Interest expense
Interest on deposits	8,619	8,125	8,449	9,963	11,667
Other interest expense	6,255	6,732	7,121	7,070	7,435

Total interest expense	14,874	14,857	15,570	17,033	19,102

Net interest income - taxable equivalent	30,501	30,880	29,493	26,731	26,587
Less: Taxable equivalent adjustment	469	507	513	531	548

Net interest income	30,032	30,373	28,980	26,200	26,039

Provision for loan losses	2,000	3,000	3,575	2,400	19,492

Net interest income after provision for loan losses	28,032	27,373	25,405	23,800	6,547

Noninterest income
Service charges on deposit accounts	6,346	5,605	5,768	5,674	5,571
Financial management income	1,545	1,502	1,239	1,400	488
Gain on sale of securities	494	326	505	270	8,286
Gain on sale of credit card loan portfolio	—	—	—	49	—
(Loss) income from equity method investments	(76)	(224)	13	78	(276)
Mortgage loan fees	596	428	508	1,185	578
Brokerage services income	902	970	857	861	812
Insurance services income	2,634	3,031	2,415	2,327	2,229
Trading (losses) gains	(5)	109	47	158	432
Bank owned life insurance	847	850	983	992	967
Gain on sale of properties	—	777	—	382	—
Other noninterest income	1,607	1,291	1,144	1,324	1,128

Total noninterest income	14,890	14,665	13,479	14,700	20,215

Noninterest expense
Salaries and employee benefits	14,368	15,023	15,372	13,133	12,520
Occupancy and equipment	4,379	4,237	4,346	4,079	3,913
Data processing	1,006	862	792	712	634
Marketing	1,126	1,118	948	1,173	1,161
Postage and supplies	1,306	1,271	1,251	982	1,152
Professional services	2,361	2,712	3,422	3,158	3,230
Telephone	507	494	567	584	513
Amortization of intangibles	96	118	152	127	77
Prepayment costs on borrowings	—	—	11,723	—	7,366
Other noninterest expense	2,536	2,473	2,792	2,451	2,422

Total noninterest expense	27,685	28,308	41,365	26,399	32,988

Income (loss) before taxes	15,237	13,730	(2,481)	12,101	(6,226)
Income tax expense (benefit)	4,982	4,490	(1,991)	3,207	(2,022)

Net income (loss)	$10,255	$9,240	$(490)	$8,894	$(4,204)

EARNINGS (LOSS) PER SHARE DATA
Basic	$0.34	$0.31	$(0.02)	$0.30	$(0.14)
Diluted	0.34	0.31	(0.02)	0.30	(0.14)
Dividends paid on common shares	0.185	0.185	0.185	0.185	0.185

PERFORMANCE RATIOS
Return on average assets	0.96%	0.88%	(0.05)%	0.87%	(0.42)%
Return on average equity	13.90	12.24	(0.64)	11.64	(5.18)
Efficiency - taxable equivalent (*)	61.66	62.60	97.41	64.14	85.65
Noninterest income as a percentage of total income	33.15	32.56	31.75	35.94	43.70
Equity as a percentage of total assets	6.54	7.27	7.12	7.39	7.87
Average earning assets as a percentage of average assets	92.56	92.27	91.20	91.84	91.64
Average loans as a percentage of average deposits	91.82	93.31	87.66	83.76	86.51

	As of / For the Quarter Ended
SCHEDULE OF SELECTED ITEMS INCLUDED IN EARNINGS	6/30/2004	3/31/2004	12/31/2003	9/30/2003	6/30/2003
Noninterest income
Gain on sale of securities	$494	$326	$505	$270	$8,286
Gain on sale of credit card loans	—	—	—	49	—
Equity method investment (loss) income	(76)	(224)	13	78	(276)
Trading (losses) gains	(5)	109	47	158	432
Gain on sale of properties	—	777	—	382	—
Noninterest expense
Prepayment costs on borrowings	—	—	(11,723)	—	(7,366)

Notes: Applicable ratios are annualized.

     * - Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries	(NASDAQ: FCTR)
Quarterly Earnings Release

	As of / For the Quarter Ended
(Dollars in thousands, except per share data)	6/30/2004		3/31/2004		12/31/2003		9/30/2003		6/30/2003
ASSET QUALITY ANALYSIS
Allowance for Loan Losses
Beginning balance	$25,736		$25,607		$23,953		$23,644		$26,495
Provision for loan losses	2,000		3,000		3,575		2,400		19,492
Allowance related to loans sold	—		(549)		—		—		(20,236)
Charge-offs	(2,472)		(2,582)		(2,304)		(2,238)		(2,448)
Recoveries	788		260		383		147		341

Net charge-offs	(1,684)		(2,322)		(1,921)		(2,091)		(2,107)

Ending balance	$26,052		$25,736		$25,607		$23,953		$23,644

Nonperforming Assets and Loans 90 days or more past due accruing interest
Nonaccrual loans	$12,533		$11,845		$14,910		$13,398		$11,144
Other real estate	6,159		6,199		6,836		6,709		6,866

Total nonperforming assets	18,693		18,044		21,746		20,107		18,010

Loans 90 days or more past due accruing interest	—		—		21		21		312

Total	$18,693		$18,044		$21,767		$20,128		$18,322

Asset Quality Ratios (*)
Nonaccrual loans as a percentage of total loans	0.53%		0.52%		0.66%		0.64%		0.54%
Nonperforming assets as a percentage of total assets	0.43		0.42		0.52		0.49		0.45
Nonperforming assets as a percentage of total loans and other real estate	0.79		0.79		0.96		0.95		0.87
Net charge-offs as a percentage of average loans (annualized)	0.29		0.41		0.35		0.40		0.39
Allowance for loan losses as a percentage of loans	1.11		1.13		1.14		1.14		1.15
Ratio of allowance for loan losses to:
Net charge-offs	3.85	x	2.76	x	3.36	x	2.89	x	2.80	x
Nonaccrual loans	2.08		2.17		1.72		1.79		2.12

	As of / For the Six Months Ended				Increase (Decrease)
	6/30/2004		6/30/2003		Amount	Percentage
Allowance for Loan Losses
Beginning balance	$25,607		$27,204		$(1,597)	(5.9)%
Provision for loan losses	5,000		21,543		(16,543)	(76.8)
Allowance related to loans sold	(549)		(20,783)		20,234	(97.4)
Charge-offs	(5,054)		(4,914)		140	2.8
Recoveries	1,048		594		454	76.4

Net charge-offs	(4,006)		(4,320)		(314)	(7.3)

Ending balance	$26,052		$23,644		$2,408	10.2%

Asset Quality Ratios (*)
Net charge-offs as a percentage of average loans (annualized)	0.35%		0.41%
Ratio of allowance for loan losses to net charge-offs (annualized)	3.24	x	2.71	x

	For the Quarter Ended
	6/30/2004	3/31/2004	12/31/2003	9/30/2003	6/30/2003
ANNUALIZED INTEREST YIELDS / RATES (**)
Interest income:
Yield on loans and loans held for sale	5.05%	5.18%	5.31%	5.41%	5.63%
Yield on securities	3.90	4.13	3.97	3.75	4.23

Yield on interest earning assets	4.56	4.73	4.73	4.67	5.02

Interest expense:
Cost of interest bearing deposits	1.59	1.55	1.59	1.80	2.12
Cost of borrowings	1.77	1.89	2.14	2.38	2.75

Cost of interest bearing liabilities	1.66	1.69	1.80	2.00	2.33

Interest rate spread	2.90	3.04	2.93	2.67	2.69

Net yield on earning assets	3.06%	3.19%	3.10%	2.86%	2.92%

Notes: Applicable ratios are annualized.

     (*) - Excludes loans held for sale.

     (**) - Fully taxable equivalent yields.